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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 31, 2000 except for Notes 15 and 18 as to which the date is September 13, 2000 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders which is incorporated by referenced in Affiliated Computer Services, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000. We also consent to the incorporation by reference of our report dated July 31, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 30, 2001